China HGS will be engaged in large-scale Shanty Areas rebuilding Projects with budgeted investment over USD1.3 billion

HANZHONG, CHINA – August 11, 2014 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today announced that the Company was in process of signing two project agreements with local government to rebuild large-scale shanty areas located in Hanzhong City. The total investment in these two projects is estimated to exceed USD1.3 billion.

Reforming shanty areas is an important public welfare project for the Chinese government to improve housing conditions and people's livelihoods. It can also promote the people-oriented new urbanization drive and the integration of urban and rural areas, and improve the quality of urbanization and facilitate sustained and healthy economic development. China's Ministry of Housing and Urban-Rural Development urges plans to complete construction of 4.7 million units of government subsidized houses and aims to complete the renovation by the end of 2014 in accordance with a new circular [2014]-36 (the “Circular”) from General Office of the State Council of the People's Republic of China published on August 4, 2014. In the Circular, the State Council also indicated that the government will optimize investment agendas to allocate more funds for shantytown reforms and encourage financial institutions to strengthen loan support for such projects.

“We are excited by the local government’s shanty area rebuilding plan,” commented Mr. Xiaojun Zhu, Chief Executive Officer of China HGS Real Estate, Inc. “We will actively participate in the Shantytown reforming projects and provide a better living environment for the local residences. We remain focused on providing quality housing with affordable pricing for growing new urban residents in these regions,” concluded Mr. Xiaojun Zhu, Chief Executive Officer of China HGS Real Estate, Inc.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 916-2622612

Email: randy.xiong@chinahgs.com